Frequently Asked Questions 1 1. Question: What did Trinity Industries announce? Answer: Trinity Industries, Inc. (NYSE: TRN) announced on December 12, 2017, that its Board of Directors has unanimously approved a plan to pursue a spin-off of the Company’s infrastructure-related businesses to Trinity shareholders. The transaction is expected to result in two separate public companies that will benefit from leading positions in their respective industries, strong free cash flow generation, and compelling growth opportunities. 2. Question: Why has Trinity Industries elected to explore this spin-off now? Answer: Trinity believes creating two separate, independently focused companies will allow each company to more closely align its strategic and capital allocation priorities. The two companies are expected to be strong, high-performing businesses with the operating acumen and culture to thrive, while continuing to provide customers with the high quality products and services they have come to expect from Trinity’s businesses. Trinity believes that both the growth potential and overall valuation of its businesses will be enhanced as a result of separating its current portfolio into two separate entities. Trinity Industries and the new infrastructure company will each be more focused and competitive as leading standalone companies in their respective industries. 3. Question: What is the rationale for the spin-off transaction? Answer: The transaction is expected to result in two separate public companies that will benefit from leading positions in their respective industries, strong free cash flow generation, and compelling growth opportunities. Each company will be able to pursue distinct investment decisions with capital structures based on their needs and potential opportunities, and will be able to create value by allocating capital to the alternatives that achieve the best returns for shareholders. Each company will be positioned to focus attention on a distinct investment thesis, enabling investors to more clearly evaluate the inherent value of each company's portfolio of assets and invest accordingly. 4. Question: When will the spin-off be completed? Answer: The spin-off is expected to be completed in the second half of 2018, although there can be no assurance of timing. Completion of the spin-off is subject to customary conditions. 5. Question: What are the tax implications of this transaction for shareholders? Answer: The separation is planned as a tax-free spin-off. Any separation would be subject to assurance that the separation will be tax-free to the Company’s shareholders for U.S. federal income tax purposes. Exhibit 99.3